                             FOR IMMEDIATE RELEASE

CORPORATE CONTACT:                   MEDIA/MARKETING CONTACT:
-----------------                    -----------------------
Robert T. Hamilton, CFO              Merilee Kern, Marcomm Manager
eDiets.com, Inc.                     eDiets.com, Inc.
954-360-9022                         702-562-0064
rhamilton@eDiets.com                 merilee@eDiets.com

____________________

 eDiets First Quarter Revenues Rise 60%, Driven by Higher Subscriber Spending

                   Cash Flow from Operations Tops $1 Million

DEERFIELD BEACH, FLA., April 23, 2002 - eDiets.com, Inc. (OTCBB:EDET), the leader in personalized online diet and fitness programs, today announced that revenues for its first fiscal quarter ended March 31, 2002 increased by 60.2% compared to revenues for the prior year's first quarter. The increase was a result of both an increase in the average number of paid subscribers to the Company's programs and a 34.2% increase in average revenues recognized per member. Strong revenue growth, combined with significantly lower advertising expenses as a percentage of revenues, contributed to the Company's cash flow from operations of $1.1 million and net income of $0.03 per diluted share for the quarter ended March 31, 2002.

The Company reported revenues for the first quarter of fiscal 2002 of $7.0 million, an increase of 60.2% compared with revenues of $4.4 million for the first quarter of fiscal 2001. eDiets sold 89,000 new memberships during the quarter, and average revenues recognized per member increased as a result of both subscription rate increases and the introduction of a premium diet and fitness combination program. The Company continues to sell its programs at a fraction of the cost of similar classroom-based programs such as Weight Watchers.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of fiscal 2002 were approximately $800,000 compared to $100,000 in the first quarter of fiscal 2001. The increase in EBITDA was due to a decrease in sales and marketing costs as a percentage of revenues as the Company both realized greater efficiencies in its online advertising purchases and experienced a longer membership cycle per average subscriber. The Company typically incurs significantly lower expenses in the later months of a membership cycle. Sales and marketing costs for the quarter ended March 31, 2002 totaled $3.6 million, or 50.8% of revenues, compared to $3.1 million, or 71.3% of revenues, in the prior year period. As a result of the improvement in EBITDA, net income for the first quarter of fiscal 2002 totaled $472,000, or $0.03 per diluted share, compared to net income of $26,000, or $0.00 per diluted share, for the first quarter of fiscal 2001.

David Humble, founder and CEO of eDiets, noted, "We validated our basic online diet program during 2000 and 2001 and are now beginning to introduce complementary products and services. Our premium diet and fitness combination offering, launched during 2001, was the first example. We think that with new offerings such as this we can accelerate our membership growth while at the same time continuing to improve our average revenue yield and profitability per member."

"We are beginning to support our growing array of products and services through additional marketing channels. While pricing trends for online advertising, a key source of new members for us, continues to be favorable, we have also introduced the first in a series of planned offline marketing initiatives, all of which are designed to drive additional members to our Web sites. For instance, our first television commercial debuted on cable channels across the nation last week. Now that we have proven our basic approach and started to generate meaningful levels of cash, we are beginning judiciously to expand our product offerings and marketing activities in accordance with our long-term plan."

The Company will hold a conference call for investors at 10:00 a.m. EDT on April 23, which will also be broadcast live via CCBN Webcast at the Company's Investor Relations Web site located at www.eDiets.com/investors. A replay of the
                              ------------------------
conference call Web cast will be available beginning at 12:00 p.m. EDT on April
23. Those interested in pre-registering for the Web cast can do so at www.eDiets.com/investors.
------------------------

About eDiets.com, Inc.
eDiets.com, Inc. (OTCBB:EDET), the online diet services category leader through its brands eDiets (http://www.eDiets.com) and DietSmart (http://www.DietSmart.com), has been providing customized diet, fitness and motivational programs, products and services on a subscription basis since 1996. eDiets and DietSmart members benefit from an array of comprehensive online support services that are available 24/7/365, including professionally moderated online meetings, support groups, chats and teleconferences. This combination of convenience, personalization, privacy, support and value provides eDiets members with an attractive alternative to traditional offline programs popularized by Weight Watchers International, Inc. (NYSE:WTW), Jenny Craig, Inc. (OTCBB:JCGI) and others. During the first quarter of 2002, eDiets.com had approximately 300,000 unique paying members and currently has over 10 million opt-in subscribers to its bi-weekly e-mail newsletter, eDiets Diet & Fitness News. Among other honors received, www.eDiets.com was named a Forbes Magazine "Best of the Web" fitness and nutrition Web site in both 2000 and 2001. eDiets.com, Inc. maintains its corporate office in Deerfield Beach, Florida.

Statements in the release, which are not historical in nature, are forward - looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, changes in general economic and business conditions, changes in product acceptance by consumers, effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, and inability to obtain sufficient financing. For additional information regarding these and other risks and uncertainties associated with eDiets.com business, reference is made to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

                                     # # #
                               eDiets.com, Inc.
                 Summary of Consolidated Financial Information
                                  (Unaudited)
                   (In thousands, except per share amounts)

                                                            Three Months Ended March 31,
                                                    --------------------------------------
                                                          2002                   2001
                                                   ---------------         ----------------
INCOME STATEMENT DATA:
Revenues                                             $   6,998                  $  4,370

Cost and expenses:
  Cost of revenue                                          820                       467
  Product development                                      361                        81
  Sales and marketing                                    3,572                     3,119
  General and administrative                             1,470                       583
  Depreciation and amortization                            324                        98

Income from operations                                     451                        22

Other income (expense), net                                (32)                        4

Benefit for income taxes                                    53                         -

Net income                                           $     472                  $     26

Earnings per common share
  Basic                                              $    0.03                  $   0.00
  Diluted                                            $    0.03                  $   0.00

Weighted average common and common
equivalent shares outstanding
  Basic                                                 15,609                    13,553
  Diluted                                               17,706                    14,659

                                                      March 31,               December 31,
                                                   ---------------           ---------------
                                                       2002                       2001
BALANCE SHEET DATA:
Cash and cash equivalents
(including restricted cash)                          $   3,105                  $  2,110
Total assets                                            12,051                    11,214
Deferred revenue                                         2,668                     2,193
Long-term debt (excluding capital leases                 2,003                     2,025
Stockholders' equity                                     4,170                     3,613

CONTACT: Robert Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@eDiets.com

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